Exhibit 10.5

PERFORMANCE CASH AWARD AGREEMENT
PNM RESOURCES, INC. SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First_Name» «Last_Name», (the “Participant”) a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Performance Cash Award (the “Award”) effective as of the 9th day of March, 2009.

Capitalized terms used in this Performance Cash Award Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.     Grant.  Company hereby awards to Participant the opportunity to earn a cash payment in an amount equal to the Threshold, Target or Maximum Award level listed in Section 5, based upon Company’s performance over the Performance Period (defined in Section 4), in accordance with and subject to the terms and conditions set forth in this Agreement.  In no event will the Award exceed the Maximum Award level indicated in Section 5.  If Participant is a Covered Employee, the Award is intended to be a Performance-Based Award granted pursuant to Section 12 of the Plan.

2.     Award Subject to Plan.  This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

3.     Shareholder Approval Required.  Participant understands and agrees that Company has adopted the amended and restated Plan subject to shareholder approval.  If the shareholders of Company do not approve the Plan at the annual shareholders meeting on May 19, 2009 or any extensions thereof, the Award and this Agreement shall  automatically be withdrawn and cancelled and no amounts will be payable to Participant hereunder.

4.     Performance Period.  The Performance Period for this Award begins on January 1, 2009 and ends on December 31, 2009.

5.     Performance Goals; Amount of Award.  The amount of the Award to which Participant is entitled pursuant to this Agreement, if any, is based upon the level of Company’s Adjusted Cash Earnings during the Performance Period as set forth below:

If Company’s Adjusted Cash Earnings over the Performance Period are:	The Annual Performance Cash Award awarded to Participant will be:
At least $250 MM (but not $260 MM)	«PC_Thres» (the Threshold Award), adjusted as described below.
At least $260 MM (but not $275 MM)	«PC_Target» (the Target Award), adjusted as described below.
$275 MM or more	«PC_Max» (the Maximum Award)

If Company’s Adjusted Cash Earnings for the Performance Period are less than $250,000,000, no payment will be due pursuant to this Agreement.  If Company’s Adjusted Cash

Earnings for the Performance Period exceed $250,000,000 but are less than $260,000,000, the amount of the payment to which Participant is entitled will be interpolated between the Threshold and Target Award levels.  If Company’s Adjusted Cash Earnings for the Performance Period exceed $260,000,000 but are less than $275,000,000, the amount of the payment to which Participant is entitled also will be interpolated between the Target and Maximum Award levels.

6.     Adjusted Cash Earnings.  Company’s “Adjusted Cash Earnings” for the Performance Period is the amount of Company’s net cash flow from operating activities (as reflected on Company’s cash flow statement) adjusted by the following:  (a) adding amounts received by Company as principal payments on the Palo Verde lessor notes; (b) adding amounts received by Company as Palo Verde 3 toll revenue; (c) adding amounts received by Company attributable to the Optim Energy, LLC, cash earnings; (d) subtracting the changes in Company’s working capital; and (e) subtracting the taxes paid by Company on the Gas Asset Transaction.  For purposes of this Agreement, the term “Gas Asset Transaction” means the sale of various assets of the Gas Division by Public Service Company of New Mexico pursuant to the Asset Purchase Agreement by and among Public Service Company of New Mexico, Continental Energy Systems LLC and New Mexico Gas Company, Inc. dated January 12, 2008.

7.     Determination of Adjusted Cash Earnings and Awards Payable.  The Committee will determine the Adjusted Cash Earnings for the Performance Period and the amount of the Award to which Participant is entitled, if any, on or before February 28, 2010.  If Participant is Company’s CEO, the Committee then will submit its determinations with respect to the Adjusted Cash Earnings and the amount to which such Participant is entitled to the Board of Directors for review and approval.  No amount will be payable to such Participant in the absence of approval by the Board of Directors.

8.     Form and Timing of Payment. Participant will receive the payment, if any, on or before March 15, 2010.

9.     Termination of Employment Prior to Payment of Award.  In order to receive any Award pursuant to this Agreement, Participant must be employed by Company on the date of payment of the Award.  If Participant incurs a Termination of Employment with Company prior to such date, no Award is payable to Participant under this Agreement.

10.    Prior Awards Pursuant to the Long-Term Performance Cash Program.  Through Participant’s acceptance of the Award and this Agreement, Participant acknowledges and agrees that no award is payable to Participant under the Long-Term Performance Cash Program (the “Program”) formerly sponsored by Company.  More specifically, Participant agrees that the awards granted to Participant pursuant to the Program, if any, relating to the 2007-2009 and 2008-2010 performance periods are hereby canceled and Participant has no rights to such awards in the future.

11.    Withholding and Deductions.  Company is authorized to withhold from any payments called for by this Plan all withholding and other taxes due to the federal and any state governments and to take such other action as Company may deem necessary or advisable to enable Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any payment.

12.    Non-Assignability.  The Award and Participant’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.  The Performance Cash Award is otherwise non-assignable.  (See Section 14 of the Plan).  The terms of this Agreement and the Plan shall be binding on the executors, administrators, heirs and successors of Participant.

13.    Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Participant and Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between Participant and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

14.    Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Participant and Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

15.    Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

16.    Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, Company has caused this Performance Cash Award Agreement to be executed on March 27, 2009, by its duly authorized representative and Participant has executed this Agreement.

PNM RESOURCES, INC.

By                                                                               ________________________________
    Alice A. Cobb                                                                                        Participant
    Senior Vice President and
    Chief Administrative Officer